Exhibit 23(a)
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Olin Corporation:
We consent to the use of our report with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.
Our report refers to a change in the accounting method for leases due to the adoption of Accounting Standards Update 2016-02 – Leases and amendments thereto as of January 1, 2019.
/s/ KPMG LLP
St. Louis, Missouri
March 6, 2020